UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2011

HELLENIC SOLUTIONS CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	000-52136	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5, Ichous Str. – Galatsi
111 46 Athens, Greece
(Address of principal executive offices)

30-210-223-4533
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2011, Hellenic Solutions Corporation (the “Company”) closed a private placement transaction (the “Offering”) with Access America Fund, L.P. (the “Investor”) pursuant to which the Company issued and sold to the Investor a 14.00% Senior Preferred Secured Note (the “Note”) in an aggregate principal amount of $925,000 and a warrant to purchase $925,000 of the Company’s ordinary shares at a price per share of $2.50 (the “Warrant”).  The Investor previously advanced $800,000 of the aggregate principal amount to the Company, and is expected to issue the balance of $125,000 to the Company on or about March 31, 2011.  The Note will be due and payable on September 23, 2012.  The Note will automatically subordinate to a debt or convertible equity financing by the Company in an amount exceeding $5,000,000.

An event of default will be deemed to have occurred with respect to the Note in any of the following scenarios:  the Company’s failure to pay when due any amounts owing under the Note, the Company’s bankruptcy or insolvency, an assignment for the benefit of the Company’s creditors, the making of an application by the Company for the appointment of a receiver or liquidator, the Company’s default with respect to indebtedness in excess of $100,000, the Company’s failure to timely make a required periodic filing with the SEC, the Company’s payment of amounts in excess of $1,000 without the prior approval of an administrative committee of the Board of Directors, the inability of the Company’s Board of Directors (the “Board”) to take certain actions, or the Company’s entry into an agreement for its reorganization, merger or sale of substantially all of its assets.  Upon the occurrence of an event of default, the Investor may, in its sole discretion, elect to convert the principal amount due under the Note into the Company’s ordinary shares, at a price per share of $0.05.  Prior to the closing of the Offering, the Investor beneficially owned approximately 22.6% of the Company’s outstanding ordinary shares.  If the Investor elects to convert the aggregate principal amount of the Note into the Company’s ordinary shares upon the occurrence of an event of default, the Investor would thereafter beneficially own approximately 58.8% of the Company’s ordinary shares, resulting in a change in control of the Company.

The Company may, in its sole discretion, prepay all or a part of the Note, with a penalty equal to the amount of foregone interest that the Investor would have received if the Note was paid in full on the maturity date.

The Investor has been a shareholder of the Company since 2008 and was granted the right, in connection with our acquisition of Temhka S.A., to appoint two independent directors to the Board. Access America Investments LLC, or AAI, is the general manager of the Investor.  Mr. Frank DeLape, our former Executive Chairman and a former director, was the Chairman of AAI and was a beneficial owner of 33.3% of AAI.  Mr. Joseph Rozelle, who was our Chief Financial Officer and a director at the time certain prior loans were made by the Investor to the Company and is the Chief Financial Officer of AAI.

The Offering was completed pursuant to a Secured Note Purchase Agreement dated March 23, 2011 (the “Purchase Agreement”) by and between the Company and the Investor. The Note, the Warrant and the Purchase Agreement are attached as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K. Neither the shares to be issued upon conversion of the Note nor upon exercise of the Warrant have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

The Note and the Warrant were offered and sold to an “accredited investor” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. All exhibits attached hereto are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 5.01.	Changes in Control of Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 22, 2011, the Board reappointed each of Messrs. Joseph B. Clancy, Rizos Krikis and Dimitrios Vassilikos as directors of the Board.  The Board did not reappoint Mr. Stavros Ch. Mesazos as a director of the Board, and as a result, he ceased serving as a director, as the Executive Chairman of the Board and as a member of the Compensation Committee of the Board effective March 22, 2011.  The Board also did not reappoint Mr. Konstantinos Moschopoulos as a director of the Board, and as a result, he ceased serving as a director and as a member of the Audit Committee of the Board effective March 22, 2011.  The Board noted that each of Messrs. Mesazos and Moschopoulous were not reappointed to their positions on the Board due to their perceived contribution to the Company’s current financial difficulties.  Messrs. Mesazos and Moschopoulos are disputing the validity of the actions taken during the March 22, 2011 meeting of the Board, and caused an “Extra Judicial Statement” to be served on the Board on March 21, 2011, a copy of which is attached hereto as Exhibit 99.1.

Effective March 24, 2011, Mr. Joseph B. Clancy, a current director, was appointed Chairman of the Board of Directors.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

4.1	Form of 14% Senior Preferred Secured Note

4.2	Form of Warrant

10.1	Secured Note Purchase Agreement

99.1	Extra Judicial Statement, dated March 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELLENIC SOLUTIONS CORPORATION

Date: March 28, 2011	By:	/s/ Sofia Douskali
Name: Sofia Douskali
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Form of 14% Senior Preferred Secured Note

4.2	Form of Warrant

10.1	Secured Note Purchase Agreement

99.1	Extra Judicial Statement, dated March 21, 2011